Exhibit 5.2

[NORTON ROSE CANADA LLP LETTERHEAD]

June 19, 2012

Hydro-Québec
75 René-Levesque Boulevard West
6th Floor
Montréal, Québec H2Z 1A4

Hydro-Québec - US$1,000,000,000 1.375% Global Notes, Series JP, due June 19, 2017, Guaranteed Irrevocably and Unconditionally by Québec

As Canadian counsel to the several underwriters in connection with the issue and sale by Hydro-Québec of its US$1,000,000,000 1.375% Global Notes, Series JP, due June 19, 2017, guaranteed irrevocably and unconditionally by Québec (the Notes), we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes and the Guarantee” in the prospectus supplement dated June 12, 2012 relating to the Notes and hereby consent to the references to us under such headings.  Furthermore, we hereby consent to the references to us (Norton Rose OR LLP, as we were previously named) in the prospectus dated December 29, 2011, forming part of Registration Statement No. 333-178704 of Hydro-Québec, filed with the Securities and Exchange Commission, under the headings “Description of the Securities – Canadian Taxes on Debt Securities” and “Validity of the Securities”, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Hydro-Québec.

By giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

(signed) Norton Rose Canada LLP

Norton Rose Canada LLP is a limited liability partnership established in Canada.  Norton Rose Canada LLP together with Norton Rose LLP, Norton Rose Australia, Norton Rose South Africa (incorporated as Deneys Reitz Inc) and their respective affiliates constitute Norton Rose Group, an international legal practice with offices worldwide, details of which, with certain regulatory information, are at nortonrose.com.